FOR IMMEDIATE RELEASE


      FOREST OIL CORPORATION ANNOUNCES 1999 CAPITAL BUDGET


DENVER, COLORADO - DECEMBER 11, 1998 - Forest Oil Corporation announced its board of directors has approved an initial capital budget for 1999 of $60 million. This compares to an estimate of $125 million of capital expenditures in 1998, exclusive of acquisitions, and is significantly below the company's anticipated cash flow in 1999. The company believes this capital budget to be sufficient to result in production growth in both 1999 and the year 2000. Expenditures are being directed toward projects that provide near-term returns in a low hydrocarbon price environment, toward committed projects and toward a reduced number of high potential exploration projects primarily in the northern part of Canada.

Robert S. Boswell, Chief Executive Officer, stated, "Volatility and the current level of hydrocarbon prices compel the company to use an abundance of caution with respect to capital expenditures in 1999. While we believe the underlying longer-term secular trends for hydrocarbon pricing are quite positive, we intend to maximize our near-term financial flexibility and manage our capital conservatively until market conditions improve. Further, the decline in industry activity has lowered costs in general and we are able to accomplish more today with fewer dollars than we have in the past several years. The initial capital budget we have established for 1999 exposes Forest to an array of both lower risk production growth projects and higher risk impact opportunities while providing the company sufficient financial flexibility to pursue opportunistic situations which might arise. We feel very positive about the position of the company going into 1999 despite lower oil and gas prices and are enthused about the potential of our capital plan."

This news release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that expected results will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in the company's 1997 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production, and marketing of natural gas and crude oil in North America. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Louisiana, Texas, Oklahoma and Wyoming and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST.

December 11, 1998